EXHIBIT 99.2

ANSYS, INC. FOURTH QUARTER AND FY 2014
EARNINGS ANNOUNCEMENT
PREPARED REMARKS
February 26, 2015

ANSYS is providing a copy of its prepared remarks in combination with its earnings announcement.  These remarks are offered to provide stockholders and analysts with additional time and detail for analyzing our Q4 and FY 2014 results in advance of our quarterly conference call.  As previously announced, the conference call will begin today, February 26, 2015, at 10:30 a.m. Eastern Time and will include only brief overview comments followed by questions and answers. These prepared remarks will not be read on the call.

To access the live broadcast, please visit the Investor Relations section of ANSYS’ website at http://investors.ansys.com and click on events & presentations, then webcasts.  The call can also be heard by dialing (866) 652-5200 (US) or (412) 317-6060 (CAN & INT’L) at least five minutes prior to the call and referencing conference code 10058823.  A replay will be available within two hours of the call’s completion at http://investors.ansys.com or at (877) 344-7529 (US), (855) 669-9658 (CAN) or (412) 317-0088 (INT’L) and referencing the access code 10058823.

NON-GAAP SUPPLEMENTAL INFORMATION

In addition to our GAAP information, ANSYS has historically provided non-GAAP supplemental information. Our reasons for providing this information are described later in this document, as well as in our Q4 2014 earnings press release, which can be found on our website in the press release section. Reconciliations of GAAP to non-GAAP information are also provided. In line with our historical practice, the financial information below is presented on a supplemental, non-GAAP basis unless otherwise indicated.

FOURTH QUARTER AND FY 2014 OVERVIEW

The fourth quarter financial results are highlighted by strong performance in virtually all areas, including record cash flows, a year-end record deferred revenue and backlog balance of $468.3 million and an industry-leading non-GAAP operating margin of 47%.  We reported consolidated non-GAAP revenue of $255.5 million, an increase of 12% in constant currency (CC) (8% in reported currency), and above the high end of our expectations. For the fourth quarter, total software license revenue grew 11% and maintenance revenue grew 13%, in constant currency. We also achieved non-GAAP EPS of $0.92 in the fourth quarter, above the high end of our previous expectations. Our strong fourth quarter results were driven by double-digit CC growth across our three largest markets (U.S., Japan and Germany).

As ANSYS continues to grow, the skills, experiences and competencies required of its employees continue to evolve.  The Company previously announced that it would incur charges in the fourth quarter related to headcount reduction activities, including those associated with acquisition integration and office location reduction.  The headcount reduction activities undertaken in the fourth quarter allow the Company to more aggressively invest in headcount for other strategic areas that are aligned with the Company's growth objectives.  The fourth quarter results include approximately $3.6 million in charges related to these activities.

We finished 2014 strong and delivered on many of our key financial and business targets.  For the year, consolidated non-GAAP revenue increased 10% in constant currency to $941.4 million and we reported non-GAAP EPS of $3.43, which was above the high end of the guidance range that we provided back in February of 2014. Our financial performance in FY 2014 contributed to record cash flows from operations for the year, which increased 16% over FY 2013. Deferred revenue and backlog increased 14% over FY 2013.  As previously communicated during the third quarter earnings call in November 2014, we implemented a plan to accelerate the return of capital to our stockholders through an additional $200 million in share repurchases, which was completed at the end of January 2015.

The following are notable highlights from Q4 and FY 2014:

•	We reached another major milestone for the Company in 2014 – surpassing $1 billion in total sales bookings.

(Note: Sales bookings and reported revenue are not the same, primarily as a result of lease license and maintenance agreements being recognized ratably over the term of the contract.)

•
Our paid-up license revenue grew 14% for Q4 and 7% for FY 2014 in constant currency. Our lease license revenue grew 8% in constant currency for both Q4 and FY 2014, while our maintenance revenue grew 13% in constant currency for both Q4 and FY 2014. Both lease licenses and maintenance contributed to our recurring revenue base continuing to remain strong at 66% of Q4 revenue and 71% of FY 2014 revenue.  There was continued progress in enterprise portfolio sales efforts, cross-selling and customer engagement activities that contributed to building the deferred revenue and backlog balance to $468.3 million at December 31, 2014, as well as the overall sales pipeline for Q1 2015 and beyond.

•
During Q4 2014, we had 35 customers with orders in excess of $1 million and two customers with orders in excess of $15 million.  In addition, several of these customers are long-standing ANSYS customers that elected to enter into time-based license (TBL) agreements, as opposed to their historical paid-up and maintenance agreement procurement model.  One of these, Cummins, Inc., is featured in a separate announcement that we made earlier today.  In Q4 of 2013, we had 33 customers with orders in excess of $1 million.  Also, in FY 2014 we demonstrated results in extending and elevating our relationships within our major accounts with seven long-standing customers committing to sales levels above $10 million as compared to four in FY 2013.

•
As we reiterated throughout the year, we have made, and will continue to make, changes in and investments across many aspects of our business. These investments will continue to be balanced against the ongoing macroeconomic realities facing both ANSYS and our customers. The non-GAAP operating margins for the fourth quarter and FY 2014 were 47.0% and 48.0%, respectively.

•
During the fourth quarter, we repurchased approximately 1.5 million shares at an average price of $81.00 per share.  During FY 2014, we repurchased approximately 3.0 million shares at an average price of $78.54.  During FY 2013, we repurchased a total of 1.5 million shares at an average price of $77.73.

•
Total headcount on December 31, 2014 was approximately 2,715, a net increase of approximately 20 FTE’s as compared to September 30, 2014 and a net increase of approximately 160 FTE’s as compared to December 31, 2013.

•	Our direct and indirect businesses contributed 74% and 26% of revenue, respectively, for Q4, and 75% and 25% of revenue, respectively, for FY 2014.

•	In Q4 2014, the Company completed its move to its new corporate headquarters.

•
While our customers have been busy innovating amazing products and revolutionizing their industries, we at ANSYS have been doing some product innovations of our own. On January 27, 2015, we introduced ANSYS 16.0 — the world’s most advanced simulation software. With major enhancements to our entire portfolio, including structures, fluids, electronics and systems engineering solutions, industry leaders will use ANSYS 16.0 to validate complete virtual prototypes.

Global enterprises have already embraced ANSYS as the engineering simulation standard for proven physics, high performance computing solutions and a unified modeling environment. The ANSYS platform provides scalability, ease of use and flexibility through customization and cloud-enabled applications.  More information about ANSYS 16.0 can be found in the Technology Updates section of this Prepared Remarks and on our website at www.ansys.com.

•
In January, based on its recent analysis of the simulation market for discrete industries, Frost & Sullivan recognized ANSYS, Inc. with the 2014 Global Frost & Sullivan Award for Product Leadership. Each year, Frost & Sullivan presents this award to the company that has developed a product with innovative features and functionality, gaining rapid acceptance in the market. The award recognizes the quality of the solution and the customer value enhancements it enables.

Frost & Sullivan concluded, “ANSYS offers a comprehensive set of engineering simulation software solutions that help its customer effectively address a host of embedded challenges related to product design and development.  The company’s solid expertise in developing best-in-breed simulation solutions, combined with its global presence in the market, enable it to deliver a strong, unmatched value proposition to its customers.”

•
On February 4, 2015, ANSYS announced that it had acquired the assets of Newmerical Technologies International (NTI), a premier developer of in-flight icing simulation software and associated design, testing and certification services, for a purchase price of approximately $10.5 million in cash.  Based in Montreal, Canada, NTI develops in-flight icing simulation software and provides associated design, testing and certification services. NTI’s primary customers are in the aerospace industry. NTI offers a structured and systematic methodology for in-flight icing certification of aircraft, rotorcraft and jet engines. The best-of-breed company has focused on niche areas of computational fluid dynamics (CFD) that are too complex for others to tackle, such as in-flight icing, aerodynamic design and computational wind engineering.

Icing is a safety-critical aspect of aircraft design, yet is a highly complex physical phenomenon that is extremely difficult to replicate using very expensive physical tests. Late last year, the Federal Aviation Administration introduced new rules for icing standards with particular focus on the icing environment known as supercooled liquid drops (SLD). This has significantly impacted aircraft OEMs, engine manufacturers and systems suppliers as they move through the aircraft certification process.  Capturing aircraft icing using simulation requires highly accurate computational fluid dynamics and industry proven methods and expertise for icing phenomena. The integration of Newmerical Technologies, with its SLD-ready, industry-leading FENSAP-ICE system of icing simulation tools, and ANSYS creates a simulation-driven solution for aircraft icing that is unmatched in the industry. This further demonstrates the ANSYS commitment to the aerospace sector and to overcoming our customers’ aircraft certification challenges.

A copy of the press release and FAQ can be found at the following:

http://investors.ansys.com/press-releases.aspx
http://investors.ansys.com/company-information/acquisition-history.aspx

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DEFERRED REVENUE AND BACKLOG

(in thousands)	December 31, 2014	September 30, 2014	December 31, 2013	September 30, 2013
Current Deferred Revenue	$332,664	$301,026	$309,775	$285,040
Current Backlog	41,390	46,213	33,446	27,240
Total Current Deferred Revenue and Backlog	$374,054	$347,239	$343,221	$312,280

Long-Term Deferred Revenue	$12,641	$13,292	$7,955	$7,870
Long-Term Backlog	81,595	72,930	58,340	39,901
Total Long-Term Deferred Revenue and Backlog	$94,236	$86,222	$66,295	$47,771

Total Deferred Revenue and Backlog	$468,290	$433,461	$409,516	$360,051

As a result of the fair value provisions applicable to the accounting for business combinations, the Company typically records acquired deferred revenue at an amount that is lower than the historical carrying value.  The impact of this adjustment on GAAP revenue was $1.1 million for Q4 2014. The expected impact of this adjustment on GAAP revenue is approximately $0.5 million for Q1 2015 and $1.2 million for FY 2015.

NON-GAAP REVENUE

ANSYS, Inc.
Q4 2014 vs. Q4 2013 REVENUE COMPARISON
(Unaudited)

($ in thousands)	Non-GAAP Revenue			Q4 14 vs. Q4 13 % Growth
	Q4 2014	Q4 2013	Q4 14 vs. Q4 13 % Growth	In Constant Currency

Total Lease	$80,284	$77,193	4.0%	7.9%

Total Perpetual	$77,928	$71,051	9.7%	13.9%

Total Maintenance	$89,427	$81,597	9.6%	13.4%

Total Service	$7,850	$6,855	14.5%	19.3%

Total Q4:	$255,489	$236,696	7.9%	11.9%

ANSYS, Inc.
2014 YTD vs. 2013 YTD REVENUE COMPARISON
(Unaudited)

($ in thousands)	Non-GAAP Revenue			2014 YTD vs. 2013 YTD % Growth
	2014 YTD	2013 YTD	2014 YTD vs. 2013 YTD % Growth	In Constant Currency

Total Lease	$320,100	$298,230	7.3%	8.3%

Total Perpetual	$247,793	$234,043	5.9%	6.8%

Total Maintenance	$348,582	$310,388	12.3%	13.0%

Total Service	$24,967	$23,231	7.5%	8.2%

Total YTD:	$941,442	$865,892	8.7%	9.6%

In constant currency, total consolidated non-GAAP revenue increased 12% in Q4 2014 as compared to Q4 2013 and increased 10% for FY 2014.  Overall, our revenues continued to be fairly consistently spread, with 31% lease, 31% perpetual, 35% maintenance and 3% service for Q4 2014, and 34% lease, 26% perpetual, 37% maintenance and 3% service for FY 2014.  We reported healthy increases in our lease revenue in both Q4 and FY 2014, up 8% in constant currency for both periods. Perpetual licenses in Q4 and FY 2014 were up 14% and 7% in constant currency, respectively.  Our maintenance business continued to grow double digits for both Q4 and FY 2014, and our overall maintenance renewal rates continued to be strong.

NON-GAAP GEOGRAPHIC HIGHLIGHTS

ANSYS, Inc.
Q4 2014 vs. Q4 2013 GEOGRAPHIC COMPARISON
(Unaudited)

($ in thousands)	Non-GAAP Revenue			Q4 14 vs. Q4 13 % Growth
	Q4 2014	Q4 2013	Q4 14 vs. Q4 13 % Growth	In Constant Currency
North America	$91,322	$81,886	11.5%	11.8%

Germany	$26,449	$24,613	7.5%	14.3%
United Kingdom	$11,953	$10,310	15.9%	18.5%
Other Europe	$48,252	$49,321	-2.2%	4.8%
Total Europe	$86,654	$84,244	2.9%	9.3%

Japan	$26,353	$26,516	-0.6%	12.2%
Other Gen. Int'l Area	$51,160	$44,050	16.1%	17.2%
Total Gen. Int'l Area	$77,513	$70,566	9.8%	15.3%

Total Q4:	$255,489	$236,696	7.9%	11.9%

ANSYS, Inc.
2014 YTD vs. 2013 YTD GEOGRAPHIC COMPARISON
(Unaudited)

($ in thousands)	Non-GAAP Revenue			2014 YTD vs. 2013 YTD % Growth
	2014 YTD	2013 YTD	2014 YTD vs. 2013 YTD % Growth	In Constant Currency
North America	$335,866	$307,275	9.3%	9.5%

Germany	$99,996	$93,658	6.8%	7.0%
United Kingdom	$43,275	$37,675	14.9%	9.8%
Other Europe	$176,586	$166,757	5.9%	5.2%
Total Europe	$319,857	$298,090	7.3%	6.4%

Japan	$109,521	$108,105	1.3%	10.4%
Other Gen. Int'l Area	$176,198	$152,422	15.6%	15.6%
Total Gen. Int'l Area	$285,719	$260,527	9.7%	13.4%

Total YTD:	$941,442	$865,892	8.7%	9.6%

In North America, our performance was primarily driven by the aerospace and defense, automotive, automotive electronics, and mobile electronics industries associated with advancing their Internet of Things (IoT) initiatives.  This enabled the North American region to deliver 12% and 9% constant currency growth for Q4 and FY 2014, respectively.  We saw improvements in the commercial aerospace supply chain, as well as a more robust defense spending environment.  Electronics, efficiency and emissions continue to be the major trends driving technology investments in the automotive and greater ground transportation industries. There is a continuing race among vehicle makers to include more electronic features, such as infotainment, communications and Advanced Driver Assistance Systems that are precursors to fully automated self-driving cars. However, car makers are facing mounting reliability and quality problems due to the rising complexity of vehicle systems.  2014 was the year that marked the largest ever recalls in the automotive industry. Increasing technological complexity and warranty costs are expected to provide a positive tailwind to ANSYS’ automotive business as vehicle manufacturers and suppliers are expected to deploy more simulation to expand early quality and reliability prediction systems. Fuel economy improvement and reduction of greenhouse gas emissions remain key drivers of technology innovations for car, truck, off-highway and motorsports companies and their suppliers. Significant emphasis continues on development of hybrid and electric vehicles -- a favorable trend for ANSYS, due to its market leading simulation solutions for electric vehicle powertrain design.

ANSYS’ sales hiring, sales pipeline building and customer engagement activities in North America remain strong, as demand for innovation continues to drive simulation investments across a broad array of industries.  In addition, we continued to see increased interest and investment in high-performance computing across our customer base to accelerate workflows, systems engineering and smart product initiatives across multiple industries.

Despite ongoing economic and geo-political challenges throughout 2014, Europe on whole delivered 9% growth in constant currency for Q4 and 6% for FY 2014. Particularly notable was the double digit constant currency revenue growth in both the UK and Germany in Q4.  This was partially offset by continued weakness in our Russian business.  The revenue growth in Europe during 2014 was also supported by an increase in business coming from France, Italy and Spain. From an industry perspective, we saw strength from various chemical and metals companies, which are focusing on energy efficiency, sustainability, emissions controls and developing engineered materials.  Also, the automotive and communications semiconductor market is a growing application space where ANSYS is playing a major role. The overall sales hiring, pipeline building and solid customer renewal rates in Europe remained intact.  We are also seeing many of the same business and industry trends in Europe that we discussed above relative to North American customers.

Consistent with each of the earlier quarters of 2014, the fourth quarter results in our overall General International Area (GIA) continued to improve across the different markets. Overall, the region was the strongest with growth of 15% and 13% in constant currency for the quarter and the year, respectively.   While we experienced strong growth in Japan, Korea and Taiwan for both the fourth quarter and the year, it was partially offset by relatively weaker performance in China and India.  Investments by chemicals and metals, commercial aerospace, networking equipment, wireless, power electronics and smart medical device companies drove the performance. Throughout the year, we continued to focus and make progress on sales leadership and internal sales improvement initiatives. The focus on finding new and complementary ways to better address the market opportunity and to increase sales capacity and productivity is an ongoing critical initiative as we head into 2015.

TECHNOLOGY UPDATES

Introducing ANSYS 16.0

Here are some of the reasons why we’re so excited about this new release:

Enabling Connected Electronic Devices. While standalone electronic devices used to be the norm, customers now demand more connectivity among their devices. Your smartphone has to be able to remotely set up a recording of your favorite TV show while monitoring your heart rate through the fitness bracelet on your wrist. This Internet of Things requires a higher standard for hardware and software reliability than was previously necessary. ANSYS 16.0 caters to this higher standard.

One way it does this is through the new ANSYS Electronics Desktop. This single-window, highly-integrated interface brings electromagnetic, circuit and systems analysis into a seamless working environment to maximize productivity, ensure compatibility and enhance connectivity. It can also model 3-D electronic components and integrate them into larger electronic assemblies, facilitating the creation of wireless communication systems needed for the Internet of Things.

Simulating the Total Spectrum of Structural Materials. Reducing weight while improving structural performance and design aesthetics is a common engineering challenge. Thin sheet metal and plate steel are traditional materials used for these purposes; thicker, layered composites can also be effective, but they are difficult to model because of their inhomogeneous properties and their dependence on the manufacturing process. ANSYS 16.0 has new capabilities to accelerate the process of modeling both thin materials and composites, including novel tools for understanding the solution results. Elastomers like rubber, which are often used in seals, have been difficult to simulate because they have highly nonlinear properties and can become severely distorted during use. ANSYS 16.0 includes adaptive re-meshing of highly distorted portions of a model during solution, without having to manually stop the simulation. No other simulation software company offers nonlinear adaptive meshing refinement.

Simplifying Complex Fluid Dynamics Engineering Challenges. Let’s face it — all of the easy product development problems have already been solved. Engineers must deal with increasingly more complex designs and physical phenomena in less time than ever to meet market demands. Fluid dynamics engineers will be happy to hear that ANSYS 16.0 reduces fluid dynamics simulation time for complex models by up to 40 percent. One way it does this is by leveraging the adjoint optimization technology and making it more practical for engineers to use. A new adjoint designer tool enables engineers to perform multi-objective shape optimization, including constraints, with models containing as many as 50 million cells. Similarly, engineers designing turbomachinery equipment —compressors, hydro turbines, steam turbines and pumps — will benefit from a significant simulation speed-up thanks to scalability up to 20,000 high-performance computing cores.

Enabling Model-based Systems. ANSYS 16.0 features extended modeling capabilities, enabling hardware and software engineers to define the intricacies of a system and its sub-systems operations. This is crucial because as systems become more complex, engineers need greater definition of their operations. Systems and software engineers can better collaborate on joint projects, reducing development time and effort, using the behavioral diagram modeling capabilities of ANSYS 16.0.

Within the aeronautics domain, ANSYS 16.0 provides a model-based approach that satisfies the requirements of DO-330, the tools qualification document within DO-178C, for the highest levels of safety requirements. This is the first simulation tool to meet the new FAA certification requirements.

Introducing a Unified Multiphysics Environment. Our efforts at integrating the recently acquired SpaceClaim technology with our powerful modeling capabilities have given rise to a unified modeling environment which blurs the geometry–mesh continuum that supports our world-class simulations. This, in turn, has facilitated the introduction of ANSYS AIM to help organizations tackle their multiphysics problems. AIM is an innovative, immersive simulation environment that lowers the barriers to entry for multiphysics simulations by unifying the industry-leading solvers in one place. AIM simulation uses proven ANSYS technology and a guided simulation process paradigm that is accessible to the entire engineering organization.
This brief summary just touches on a few of the new features in ANSYS 16.0. In the coming weeks, we’ll discuss the enhancements to each product line in more detail in our ANSYS Blog. In the meantime, visit our website or contact us to learn more about how ANSYS 16.0 will help solve product design challenges faster and easier.

The ANSYS Workbench Platform continues to lead the engineering simulation industry, serving as the foundation for the broadest and deepest suite of advanced simulation technologies.  Its innovative project management system and schematic view tie together the entire simulation process, guiding users through complex multiphysics analyses with drag-and-drop simplicity.  With bidirectional CAD connectivity, powerful and highly-automated meshing, automated project updates, pervasive parameter management, and integrated design optimization tools, the ANSYS Workbench Platform delivers unprecedented productivity.
With the release of ANSYS 16.0, the ANSYS Workbench Platform further enables Simulation Driven Product Development by identifying which design parameters most influence product performance, and by enabling engineers to easily evaluate multiple design variations.  Numerous additional enhancements increase robustness, efficiency and ease of use, including the extension of Workbench customization to include the creation of user-defined process automation wizards and custom optimization algorithms.

Esterel 26262 Automotive Certification

Engineers can drastically reduce development costs and be confident that their automotive embedded software applications generated using ANSYS® SCADE® will meet stringent safety standards with the ANSYS ISO 26262-qualified code generator.  As automobile electronics – including dashboards and head-up displays – become more prevalent and sophisticated, ensuring the reliability of the embedded software code within those systems becomes safety critical. To help engineers meet new industry and regulatory standards, TUV SUD Rail GmbH has assessed that the code generators in ANSYS SCADE Suite and ANSYS SCADE Display are suitable for developing ISO 26262 compliant applications up to ASIL D – the highest safety requirement for automotive applications. The ISO 26262 standard defines functional safety for automotive equipment applicable throughout the lifecycle of all automotive electronic and electrical safety-related systems. TUV SUD is a leading global testing and inspection organization with more than 13,000 certified experts providing consulting, testing, certification and training services at more than 600 locations in Europe and the United States.

This TUV SUD certification reinforces the quality and reliability of our model-based SCADE Suite and SCADE Display solutions and their respective code generators for automotive customers. SCADE Suite, a model-based tool suite for the development of control software, and SCADE Display, a model-based flexible tool suite for the development of Human Machine Interfaces, were designed in close cooperation with certification authorities at the European Aviation Safety Agency, the U.S. Federal Aviation Administration and TUV SUD. The solutions are part of an overall model-based engineering solution from ANSYS, in which modeling and simulation are used throughout the product development lifecycle and as the authoritative definition and verification of a product design. SCADE and the overall ANSYS portfolio accelerate development schedules and reduce late-stage integration failures by enabling engineering teams to systemically decompose product requirements into architectural designs and eventually detailed designs across all engineering disciplines.

INCOME STATEMENT HIGHLIGHTS

Q4 2014 MARGINS AND OUTLOOK:  The respective non-GAAP gross and operating margins were 88.5% and 47.0% for the fourth quarter, and 88.1% and 48.0% for FY 2014.

Looking ahead into Q1 2015, on a consolidated basis, we are targeting a non-GAAP gross profit margin of approximately 87% - 88% and a non-GAAP operating margin of approximately 45% - 46%.  Our current outlook for FY 2015 assumes a non-GAAP gross profit margin of 87% - 88% and a non-GAAP operating margin of 48%.

Q4 2014 TAX RATE AND OUTLOOK:  Our Q4 non-GAAP effective tax rate was 28.0% and our GAAP rate was 25.8%. Our 2014 non-GAAP effective tax rate was 28.5% and the 2014 GAAP rate was 26.8%.

Looking ahead into Q1 and FY 2015, we are currently forecasting an effective tax rate of approximately 30% - 31%.

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

•	Cash and short-term investments totaled $789 million as of December 31, 2014, of which 71% is held domestically.
•	Cash flows from operations were $92 million for the fourth quarter of 2014 and $385 million for FY 2014, increases of 9% and 16% over Q4 2013 and FY 2013, respectively.
•	Consolidated net DSO of 38 days.
•	Capital expenditures totaled $5.4 million for the fourth quarter and $26.0 million for FY 2014. The Company relocated to its new headquarters during the fourth quarter of 2014.
•	We are currently planning on total 2015 capital expenditures in the range of $25 - $30 million.

SHARE COUNT AND SHARE REPURCHASE

We had 93.6 million fully diluted weighted average shares outstanding in Q4.  As previously announced in early November 2014, the Company committed to repurchase an additional $200 million of shares through the first quarter of 2015. In line with that commitment, we repurchased approximately 1.5 million shares during Q4 at an average price of $81.00 per share. During FY 2014, we repurchased approximately 3.0 million shares at an average price of $78.54. As of December 31, 2014, the Company had 3.5 million shares remaining in its authorized share repurchase program.

During January 2015, the Company completed the $200 million share repurchase goal, repurchasing an additional 930,000 shares, and leaving approximately 2.5 million shares remaining in its authorized share repurchase program. Today, the Company announced that the Board of Directors has again increased the authorized share repurchase program to 5 million shares.  We are currently expecting approximately 92.3 – 92.8 million fully diluted shares outstanding in Q1 2015 and 93.0 million outstanding for FY 2015.

STOCK-BASED COMPENSATION EXPENSE

ANSYS, Inc.
STOCK-BASED COMPENSATION EXPENSE BREAKDOWN
($ in thousands)	Three Months Ended		Year-to-Date
	12/31/2014	12/31/2013	12/31/2014	12/31/2013
Cost of sales:
Software Licenses	$487	$326	$1,776	$1,349
Maintenance & Service	448	531	2,035	2,293

Operating expenses:
SG&A	4,307	4,092	17,073	16,847
R&D	4,036	3,607	15,977	14,809

Total Expense Before Taxes	$9,278	$8,556	$36,861	$35,298
Related Income Tax Benefits	(3,224)	(2,606)	(10,927)	(11,096)
Expense, net of taxes	$6,054	$5,950	$25,934	$24,202

CURRENCY

CURRENCY IMPACT COMPARED TO Q4 2013 and FY 2013:  The 2014 fourth quarter revenue and operating income were unfavorably impacted by currency fluctuations of $9.5 million and $5.4 million, respectively.  The FY 2014 revenue and operating income were unfavorably impacted by currency fluctuations of $7.6 million and $5.1 million, respectively.

CURRENCY OUTLOOK:  The Company’s results have been, and will continue to be, impacted by currency fluctuations, particularly by rate movements in the Euro, British Pound and Japanese Yen.  In our current outlook, we are adjusting our currency rate assumptions for Q1 2015 to 1.13 - 1.16 for the Euro, 1.51 - 1.54 for the British Pound and 117 – 120 for the Japanese Yen.  For FY 2015, our currency rate assumptions include 1.12 – 1.15 for the Euro, 1.52 – 1.55 for the British Pound and 118 - 121 for the Japanese Yen.  These rates compare to those provided with our previous FY 2015 guidance of 1.24 - 1.27 for the Euro, 1.59 - 1.62 for the British Pound and 112 - 115 for the Japanese Yen.

OUTLOOK

Q1 and FY 2015 OUTLOOK:
Based on our current sales visibility, the assumption of a continuation of a similar business climate to that we experienced in the fourth quarter and updates to our previous currency rate assumptions, we are providing our initial outlook for Q1 2015.  We are currently forecasting non-GAAP revenue in the range of $217.0 - $225.0 million and GAAP revenue in the range of $216.5 - $224.5 million; non-GAAP diluted EPS in the range of $0.74 - $0.79 and GAAP diluted EPS in the range of $0.54 - $0.62.

We are updating our previous outlook for the full year of 2015 to reflect the strengthening of the U.S. Dollar.  The acquisition of the assets of Newmerical Technologies International did not have a meaningful impact on our outlook.  Our updated outlook includes non-GAAP revenue in the range of $946.0 - $976.0 million, and GAAP revenue in the range of $944.8 - $974.8 million.  Our non-GAAP diluted EPS outlook for FY 2015 is in the range of $3.40 - $3.51, and we expect GAAP diluted EPS in the range of $2.70 - $2.85.

This outlook factors in updated currency rate assumptions, planned increases in sales capacity and other headcount additions, and our current visibility around sales pipelines and forecasts.  However, as we have said in the past, and will continue to reiterate, there are many things that we have no control over, including the macro-economic environment, customer sentiment and procurement patterns, government and tax policies, and currency rate volatility.  We do, however, have the benefit of a solid, repeatable business base; a diversified, geographic and industry footprint; and a world-class customer base that have helped us to succeed through uncertainties and volatility that have arisen in the past.

CLOSING COMMENTS

As we enter into 2015, the emphasis will be a continued focus on execution and technological differentiation.  Customer acceptance of our vision and unique value proposition, coupled with the investments we are making in the business and in the expansion of our systems approach to simulation, make us very optimistic about our long-term opportunity. We continue to be propelled by a strong combination of a solid business model, loyal customers, dedicated channel partners, great technology and talented, committed employees across the globe. This now includes the recently added team from NTI, who we are excited to have join ANSYS to continue to broaden our portfolio and to grow and expand our long-term engineering simulation opportunity across the globe.

FORWARD-LOOKING STATEMENTS AND RISK FACTORS

Information provided by the Company or its spokespersons, including the above statements and any others in this document that refer to plans and expectations for the first quarter of 2015, FY 2015 and the future are forward-looking statements. The Company cautions investors that its performance (and, therefore, any forward-looking statement) is subject to risks and uncertainties.  A detailed discussion of these risks and other factors that could affect ANSYS’ results is included in ANSYS’ SEC filings, including the report on Form 10-K for the year ended December 31, 2014, filed on February 26, 2015.

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RECONCILIATION OF GAAP TO NON-GAAP MEASURES

ANSYS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures
 (Unaudited)
(in thousands, except percentages and per share data)

	Three Months Ended
	December 31, 2014				December 31, 2013
	As Reported	Adjustments		Non-GAAP Results	As Reported	Adjustments		Non-GAAP Results

Total revenue	$254,375	$1,114	(1)	$255,489	$236,020	$676	(4)	$236,696
Operating income	94,048	25,973	(2)	120,021	92,252	23,783	(5)	116,035
Operating profit margin	37.0%			47.0%	39.1%			49.0%
Net income	$69,633	$16,656	(3)	$86,289	$75,929	$15,705	(6)	$91,634
Earnings per share – diluted:
Diluted earnings per share	$0.74			$0.92	$0.80			$0.96
Weighted average shares - diluted	93,584			93,584	95,084			95,084

(1)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with accounting for deferred revenue in business combinations.

(2)
Amount represents $15.5 million of amortization expense associated with intangible assets acquired in business combinations, $9.3 million of stock-based compensation expense, the $1.1 million adjustment to revenue as reflected in (1) above and $0.1 million of transaction expenses related to business combinations.

(3)	Amount represents the impact of the adjustments to operating income referred to in (2) above, adjusted for the related income tax impact of $9.3 million.

(4)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with accounting for deferred revenue in business combinations.

(5)
Amount represents $14.2 million of amortization expense associated with intangible assets acquired in business combinations, $8.6 million of stock-based compensation expense, the $0.7 million adjustment to revenue as reflected in (4) above and $0.3 million of transaction expenses related to business combinations.

(6)	Amount represents the impact of the adjustments to operating income referred to in (5) above, adjusted for the related income tax impact of $8.1 million.

Note:  The Company’s 2013 fourth quarter and fiscal year GAAP and non-GAAP results include approximately $11.0 million of incremental tax benefits, or $0.12 per diluted share, related to the notification from the Internal Revenue Service that the Joint Committee on Taxation took no exception to the Company’s tax returns that were filed for 2009 and 2010, eliminating the uncertainty regarding refund claims filed in connection with these returns.

ANSYS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures
 (Unaudited)
(in thousands, except percentages and per share data)

	Twelve Months Ended
	December 31, 2014				December 31, 2013
	As Reported	Adjustments		Non-GAAP Results	As Reported	Adjustments		Non-GAAP Results

Total revenue	$936,021	$5,421	(1)	$941,442	$861,260	$4,632	(4)	$865,892
Operating income	347,450	104,403	(2)	451,853	321,863	101,232	(5)	423,095
Operating profit margin	37.1%			48.0%	37.4%			48.9%
Net income	$254,690	$68,719	(3)	$323,409	$245,327	$66,197	(6)	$311,524
Earnings per share – diluted:
Diluted earnings per share	$2.70			$3.43	$2.58			$3.27
Weighted average shares - diluted	94,194			94,194	95,139			95,139

(1)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with accounting for deferred revenue in business combinations.

(2)
Amount represents $61.0 million of amortization expense associated with intangible assets acquired in business combinations, $36.9 million of stock-based compensation expense, the $5.4 million adjustment to revenue as reflected in (1) above and $1.1 million of transaction expenses related to business combinations.

(3)	Amount represents the impact of the adjustments to operating income referred to in (2) above, adjusted for the related income tax impact of $35.7 million.

(4)	Amount represents the revenue not reported during the period as a result of the acquisition accounting adjustment associated with accounting for deferred revenue in business combinations.

(5)
Amount represents $60.7 million of amortization expense associated with intangible assets acquired in business combinations, $35.3 million of stock-based compensation expense, the $4.6 million adjustment to revenue as reflected in (4) above and $0.6 million of transaction expenses related to business combinations.

(6)	Amount represents the impact of the adjustments to operating income referred to in (5) above, adjusted for the related income tax impact of $35.0 million.

Note:  The Company’s 2013 fourth quarter and fiscal year GAAP and non-GAAP results include approximately $11.0 million of incremental tax benefits, or $0.12 per diluted share, related to the notification from the Internal Revenue Service that the Joint Committee on Taxation took no exception to the Company’s tax returns that were filed for 2009 and 2010, eliminating the uncertainty regarding refund claims filed in connection with these returns.

USE OF NON-GAAP MEASURES

The Company provides non-GAAP revenue, non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share as supplemental measures to GAAP regarding the Company's operational performance. These financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. A detailed explanation of each of the adjustments to such financial measures is described below. This press release also contains a reconciliation of each of these non-GAAP financial measures to its most comparable GAAP financial measure.

Management uses non-GAAP financial measures (a) to evaluate the Company's historical and prospective financial performance as well as its performance relative to its competitors, (b) to set internal sales targets and spending budgets, (c) to allocate resources, (d) to measure operational profitability and the accuracy of forecasting, (e) to assess financial discipline over operational expenditures and (f) as an important factor in determining variable compensation for management and its employees. In addition, many financial analysts that follow our Company focus on and publish both historical results and future projections based on non-GAAP financial measures. We believe that it is in the best interest of our investors to provide this information to analysts so that they accurately report the non-GAAP financial information. Moreover, investors have historically requested, and the Company has historically reported, these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of the Company's competitors and may not be directly comparable to similarly titled measures of the Company's competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

The adjustments to these non-GAAP financial measures, and the basis for such adjustments, are outlined below:

Acquisition accounting for deferred revenue and its related tax impact. Historically, the Company has consummated acquisitions in order to support the Company’s strategic and other business objectives.  In accordance with the fair value provisions applicable to the accounting for business combinations, acquired deferred revenue is often recorded on the opening balance sheet at an amount that is lower than the historical carrying value.  Although this acquisition accounting requirement has no impact on the Company's business or cash flow, it adversely impacts the Company's reported GAAP revenue in the reporting periods following an acquisition. In order to provide investors with financial information that facilitates comparison of both historical and future results, the Company provides non-GAAP financial measures which exclude the impact of the acquisition accounting adjustment. The Company believes that this non-GAAP financial adjustment is useful to investors because it allows investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making and (b) compare past and future reports of financial results of the Company as the revenue reduction related to acquired deferred revenue will not recur when related annual lease licenses and software maintenance contracts are renewed in future periods.

Amortization of intangibles from acquisitions and its related tax impact. The Company incurs amortization of intangibles, included in its GAAP presentation of amortization expense, related to various acquisitions it has made in recent years. Management excludes these expenses and their related tax impact for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition. Accordingly, management does not consider these expenses for purposes of evaluating the performance of the Company during the applicable time period after the acquisition, and it excludes such expenses when making decisions to allocate resources. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making and (b) compare past reports of financial results of the Company as the Company has historically reported these non-GAAP financial measures.

Stock-based compensation expense and its related tax impact. The Company incurs expense related to stock-based compensation included in its GAAP presentation of cost of software licenses, cost of maintenance and service, research and development expense and selling, general and administrative expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, management excludes these expenses for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company. Specifically, the Company excludes stock-based compensation during its annual budgeting process and its quarterly and annual assessments of the Company's and management's performance. The annual budgeting process is the primary mechanism whereby the Company allocates resources to various initiatives and operational requirements. Additionally, the annual review by the board of directors during which it compares the Company's historical business model and profitability to the planned business model and profitability for the forthcoming year excludes the impact of stock-based compensation. In evaluating the performance of senior management and department managers, charges related to stock-based compensation are excluded from expenditure and profitability results.  In fact, the Company records stock-based compensation expense into a stand-alone cost center for which no single operational manager is responsible or accountable.  In this way, management is able to review, on a period-to-period basis, each manager's performance and assess financial discipline over operational expenditures without the effect of stock-based compensation. The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in the Company’s financial reporting, as well as comparability with competitors' operating results.

Transaction costs related to business combinations.  The Company incurs expenses for professional services rendered in connection with business combinations, which are included in its GAAP presentation of selling, general and administrative expense.  These expenses are generally not tax-deductible.  Management excludes these acquisition-related transaction costs for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when it evaluates the continuing operational performance of the Company, as it generally would not have otherwise incurred these expenses in the periods presented as a part of its continuing operations.  The Company believes that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the Company's operating results and the effectiveness of the methodology used by management to review the Company's operating results, and (b) review historical comparability in the Company’s financial reporting, as well as comparability with competitors' operating results.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The Company's non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures as listed below:

GAAP Reporting Measure        Non-GAAP Reporting Measure

Revenue	Non-GAAP Revenue
Operating Income	Non-GAAP Operating Income
Operating Profit Margin	Non-GAAP Operating Profit Margin
Net Income	Non-GAAP Net Income
Diluted Earnings Per Share	Non-GAAP Diluted Earnings Per Share

IR Contact:

Annette N. Arribas, CTP
(724) 820-3700
annette.arribas@ansys.com